Exhibit 99.1

FOR IMMEDIATE RELEASE

Organogenesis Holdings Inc. Reports Fourth Quarter and Fiscal Year 2020 Financial Results;

Introduces Fiscal Year 2021 Guidance

CANTON, Mass. (March 16, 2021) – Organogenesis Holdings Inc. (Nasdaq: ORGO), a leading regenerative medicine company focused on the development, manufacture, and commercialization of product solutions for the Advanced Wound Care and Surgical & Sports Medicine markets, today reported financial results for the three and twelve months ended December 31, 2020 and introduced financial guidance expectations for fiscal year ended December 31, 2021.

Fourth Quarter 2020 Financial Results Summary:

•	Net revenue of $106.8 million for the fourth quarter of 2020, up 43% compared to net revenue of $74.6 million for the fourth quarter of 2020. Net revenue is based upon:

•	Net revenue from Advanced Wound Care products for the fourth quarter of 2020 of $93.6 million, an increase of 48% from the fourth quarter of 2019.

•	Net revenue from Surgical & Sports Medicine products for the fourth quarter of 2020 of $13.2 million, an increase of 17% from the fourth quarter of 2019.

•	Net revenue from the sale of PuraPly products of $45.3 million for the fourth quarter of 2020, an increase of 13% from the fourth quarter of 2019.

•	Net revenue from the sale of non-PuraPly products of $61.5 million, an increase of 77% from the fourth quarter of 2019.

•	Net income of $18.5 million for the fourth quarter of 2020, compared to a net loss of $4.4 million for the fourth quarter of 2019, an increase of $22.9 million.

•	Adjusted EBITDA of $24.9 million for the fourth quarter of 2020, compared to Adjusted EBITDA of $0.8 million for the fourth quarter of 2019, an increase of $24.1 million.

Fiscal Year 2020 Financial Summary:

•	Net revenue of $338.3 million for the year ended December 31, 2020, up 30% compared to net revenue of $261.0 million for the year ended December 31, 2019. Net revenue is based upon:

•	Net revenue from Advanced Wound Care products of $294.6 million, up 33% year-over-year.

•	Net revenue from Surgical & Sports Medicine products of $43.7 million, up 9% year-over-year.

•	Net revenue from the sale of PuraPly products of $147.3 million for the year ended December 31, 2020, up 16% year-over-year.

•	Net revenue from the sale of non-PuraPly products of $191.0 million for the year ended December 31, 2020, up 42% year-over-year.

•	Net income of $17.9 million for the year ended December 31, 2020, compared to a net loss of $40.5 million for the year ended December 31, 2019.

•	Adjusted EBITDA of $36.9 million for the year ended December 31, 2020, compared to Adjusted EBITDA loss of $18.2 million year ended December 31, 2019.

Fourth Quarter 2020 and Recent Highlights:

•	On November 17, 2020, 2020, the Company closed an underwritten public offering of 19,916,708 shares of its Class A common stock, with net proceeds of $60.1 million.

•

On January 11, 2021, the Company announced that the U.S. Food and Drug Administration granted ReNu®, a cryopreserved amniotic suspension allograft for the management of symptoms associated with knee osteoarthritis, Regenerative Medicine Advanced Therapy (RMAT) designation.

•

On January 14, 2021, the Company announced that the first patient was enrolled in its pivotal Phase 3 clinical trial evaluating the safety and efficacy of ReNu®, a cryopreserved amniotic suspension allograft, for the management of symptoms associated with knee osteoarthritis.

•

On February 16, 2021, the Company announced the appointment of David C. Francisco as the Company’s Chief Financial Officer, effective February 15, 2021. In connection with the hiring of Mr. Francisco, Henry Hagopian will serve as the Company’s Senior Vice President of Finance and Treasurer.

“We delivered fourth quarter revenue growth of 43% year-over-year, which was well ahead of our guidance,” said Gary S. Gillheeney, Sr., President and Chief Executive Officer of Organogenesis. “Our Q4 results reflect a continuation of the key drivers of our growth strategy including: the investments we have made to expand our sales force in recent years, the benefits of our comprehensive, and differentiated, portfolio of products that address patients’ needs to treat wounds across all stages and our commercial strategy focused on leveraging multiple channels, new product introductions, and brand loyalty. Strong execution of our strategy drove not only impressive revenue growth, but also, significant improvement in our profitability as evidenced by the 20% operating margins, positive GAAP net income and generating $25 million in adjusted EBITDA this quarter.”

Mr. Gillheeney, Sr. continued: “Despite the challenging operating environment caused by the COVID-19 pandemic, we believe the fundamentals of our business and strategy remain strong and that we are well positioned to deliver strong operating and financial performance in 2021. Our guidance reflects our expectations to grow our revenue 15% to 20% year-over-year and to generate positive GAAP net income and Adjusted EBITDA for the full year 2021 period. We remain confident in our ability to execute our long-term strategic plan of driving strong commercial execution, continued development of our new product pipeline, and improvement of our profitability profile. As always, we are committed to delivering on our mission to provide integrated healing solutions that substantially improve medical outcomes while lowering the overall cost of care.”

Fourth Quarter 2020 Results:

The following table represents net revenue by product grouping for the three months ended December 31, 2020 and December 31, 2019, respectively:

	Three Months Ended December 31,		Change
	2020	2019	$	%
	(in thousands, except for percentages)
Advanced Wound Care	$93,615	$63,379	$30,236	48%
Surgical & Sports Medicine	13,192	11,266	1,926	17%

Net revenue	$106,807	$74,645	$32,162	43%

Net revenue for the fourth quarter of 2020 was $106.8 million, compared to $74.6 million for the fourth quarter of 2019, an increase of $32.2 million, or 43%. The increase in net revenue was driven by a $30.2 million increase, or 48%, in net revenue of Advanced Wound Care products and a $1.9 million increase, or 17%, in net revenue of Surgical & Sports Medicine products, compared to the fourth quarter of 2019. The increase in Advanced Wound Care net revenue was primarily attributable to the expanded sales force, increased sales to existing and new customers, and increased adoption of our amniotic product portfolio, including our Affinity product. The increase in Surgical & Sports Medicine net revenue was primarily attributable to the expanded sales force and penetration of existing and new customer accounts, partially offset by postponement or cancellation of medical procedures as a result of COVID-19. Net revenue from the sale of PuraPly products for the fourth quarter of 2020 was $45.3 million, compared to $39.9 million for the fourth quarter of 2019, an increase of $5.4 million, or 13%. Net revenue from the sale of PuraPly products represented approximately 42% of net revenue in the fourth quarter of 2020, as compared to 53% of net revenue in the fourth quarter of 2019.

Gross profit for the fourth quarter of 2020 was $81.3 million, or 76% of net revenue, compared to $54.3 million, or 73% of net revenue, for the fourth quarter of 2019, an increase of $27.0 million, or 50%. The increase in gross profit resulted primarily from increased sales volume due to the strength in our Advanced Wound Care and Surgical & Sports Medicine products as well as a shift in product mix to our higher gross margin products.

Operating expenses for the fourth quarter of 2020 were $59.5 million, compared to $56.0 million for the fourth quarter of 2019, an increase of $3.5 million, or 6%. R&D expense was $6.3 million for the fourth quarter of 2020, compared to $3.6 million in the fourth quarter of 2019, an increase of $2.7 million, or 73%. The increase was primarily due to an increase in process development costs associated with a new contract manufacturer, increased headcount associated with our existing Advanced Wound Care and Surgical & Sports Medicine products, an increase in product costs associated with our pipeline products not yet commercialized, and an increase in the clinical study and related costs necessary to seek regulatory approvals for certain of our products. Selling, general and administrative expenses were $53.2 million, compared to $52.4 million in the fourth quarter of 2019, an increase of $0.8 million, or 2%. The increase in selling, general and administrative expenses was primarily due to additional headcount, primarily in our direct sales force, increased sales commissions due to increased sales, and increased other selling expenses, including credit card processing fees and royalties. These increases were partially offset by decreased expenses related to travel and marketing programs amid travel restrictions in place due to the COVID-19 pandemic.

Operating income for the fourth quarter of 2020 was $21.8 million, compared to an operating loss of $1.8 million for the fourth quarter of 2019, an increase of $23.5 million, primarily due to higher revenue and gross profit compared to the prior year period.

Total other expenses, net, for the fourth quarter of 2020 were $2.9 million, compared to $2.6 million for the fourth quarter of 2019, an increase of $0.3 million, or 11%. The increase was primarily due to higher interest expense resulting from the increased borrowings under the 2019 Credit Agreement.

Net income for the fourth quarter of 2020 was $18.5 million, or $0.16 per share, compared to a net loss of $4.4 million, or $0.04 per share, for the fourth quarter of 2019, an increase of $22.9 million, or $0.20 per share.

Adjusted EBITDA of $24.9 million for the fourth quarter of 2020, compared to Adjusted EBITDA of $0.8 million for the fourth quarter of 2019, an increase of $24.1 million.

As of December 30, 2020, the Company had $84.8 million in cash and restricted cash and $84.8 million in debt obligations, of which $15.1 million were capital lease obligations, compared to $60.4 million in cash and restricted cash and $100.6 million in debt obligations, of which $17.5 million were capital lease obligations as of December 31, 2019.

Fiscal Year 2020 Results:

The following table represents net revenue by product grouping for the twelve months ended December 31, 2020 and December 31, 2019, respectively:

	Years Ended December 31,			Change
	2020	2019	2020 to 2019
	(in thousands, except for percentages)
Advanced Wound Care	$294,624	$220,744	$73,880	33%
Surgical & Sports Medicine	43,674	40,237	3,437	9%

Net revenue	$338,298	$260,981	$77,317	30%

Net revenue for the twelve months ended December 30, 2020 was $338.3 million, compared to $261.0 million for the twelve months of 2019, an increase of $77.3 million, or 30%. The increase in net revenue was driven by a $73.9 million increase, or 33%, in net revenue of Advanced Wound Care products and a $3.4 million increase, or 9%, in net revenue of Surgical & Sports Medicine products compared to the prior year. Net revenue of PuraPly products for the twelve months ended December 30, 2020 were $147.3 million, compared to $126.8 million for the twelve months ended December 30, 2019, an increase of $20.5 million, or 16%. Net revenue of PuraPly products represented approximately 44% of net revenue for the twelve months ended December 30, 2020, compared to 49% for the twelve months ended December 30, 2019.

Net income for the twelve months ended December 30, 2020 was $17.9 million, or $0.16 per share, compared to a net loss of $40.5 million, or $0.44 per share, for the twelve months ended December 30, 2019.

Adjusted EBITDA of $36.9 million for the year ended December 31, 2020, compared to Adjusted EBITDA loss of $18.2 million year ended December 31, 2019.

Fiscal Year 2021 Guidance:

For the twelve months ended December 31, 2021, the Company expects:

•

Net revenue of between $390 million and $405 million, representing an increase of approximately 15% to 20% year-over-year, as compared to net revenue of $338.3 million for the twelve months ended December 31, 2020.

•	The 2021 net revenue guidance range assumes:

•

Net revenue from Advanced Wound Care products of between $362 million and $375 million, representing an increase of approximately 23% to 27% year-over-year as compared to net revenue of $294.6 million for the twelve months ended December 31, 2020.

•

Net revenue from Surgical & Sports Medicine products of between $28 million and $30 million, representing a decrease of approximately 31% to 36% year-over-year as compared to net revenue of $43.7 million for the twelve months ended December 31, 2020.

•

Net revenue from the sale of PuraPly products of between $139 million and $147 million, representing a decrease of approximately 0% to 6% year-over-year, as compared to net revenue of $147.3 million for the twelve months ended December 31, 2020.

•	GAAP net income positive for the twelve months ended December 31, 2021.

•	Adjusted EBITDA positive for the twelve months ended December 31, 2021.

Fourth Quarter 2020 Earnings Conference Call:

Financial results for the fourth fiscal quarter of 2020 will be reported after the market closes on Tuesday, March 16.

Management will host a conference call at 5:00 p.m. Eastern Time on March 16 to discuss the results of the quarter and the fiscal year, and provide a corporate update with a question and answer session. Those who would like to participate may dial 866-795-3142 (409-937-8908 for international callers) and provide access code 6766924. A live webcast of the call will also be provided on the investor relations section of the Company’s website at investors.organogenesis.com.

For those unable to participate, a replay of the call will be available for two weeks at 855-859-2056 (404-537-3406 for international callers); access code 6766924. The webcast will be archived at investors.organogenesis.com.

ORGANOGENESIS HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	December 31,
	2020	2019
Assets
Current assets:
Cash	$84,394	$60,174
Restricted cash	412	196
Accounts receivable, net	56,804	39,359
Inventory	27,799	22,918
Prepaid expenses and other current assets	4,935	2,953

Total current assets	174,344	125,600
Property and equipment, net	60,068	47,184
Notes receivable from related parties	—	556
Intangible assets, net	30,622	20,797
Goodwill	28,772	25,539
Deferred tax asset, net	18	127
Other assets	670	884

Total assets	$294,494	$220,687

Liabilities and Stockholders’ Equity
Current liabilities:
Deferred acquisition consideration	$483	$5,000
Current portion of term loan	16,666	—
Current portion of capital lease obligations	3,619	3,057
Current portion of deferred rent and lease incentive obligation	95	—
Accounts payable	23,381	28,387
Accrued expenses and other current liabilities	23,973	23,450

Total current liabilities	68,217	59,894
Line of credit	10,000	33,484
Term loan, net of current portion	43,044	49,634
Deferred acquisition consideration, net of current portion	1,436	—
Earnout liability	3,985	—
Deferred rent and lease incentive obligation, net of current portion	2,315	1,012
Capital lease obligations, net of current portion	11,442	14,431
Other liabilities	7,971	6,649

Total liabilities	148,410	165,104

Commitments and contingencies (Note 18)
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $0.0001 par value; 400,000,000 shares authorized; 128,460,381 and 105,599,434 shares issued; 127,731,833 and 104,870,886 shares outstanding at December 31, 2020 and 2019, respectively.	13	10
Additional paid-in capital	299,129	226,580
Accumulated deficit	(153,058)	(171,007)

Total stockholders’ equity	146,084	55,583

Total liabilities and stockholders’ equity	$294,494	$220,687

ORGANOGENESIS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per share data)

	(unaudited)
	Three Months Ended December 31,		Twelve Months Ended, December 31
	2020	2019	2020	2019
Net revenue	$106,807	$74,645	$338,298	$260,981
Cost of goods sold	25,520	20,391	87,319	75,948

Gross profit	81,287	54,254	250,979	185,033
Operating expenses:
Selling, general and administrative	53,217	52,368	203,478	199,693
Research and development	6,299	3,640	20,086	14,799

Total operating expenses	59,516	56,008	223,564	214,492

Income (loss) from operations	21,771	(1,754)	27,415	(29,459)

Other expense, net:
Interest expense, net	(2,888)	(2,604)	(11,279)	(8,996)
Gain on settlement of deferred acquisition consideration	—	—	2,246	—
Loss on the extinguishment of debt	—	—	—	(1,862)
Other income, net	7	2	97	13

Total other expense, net	(2,881)	(2,602)	(8,936)	(10,845)

Net income (loss) before income taxes	18,890	(4,356)	18,479	(40,304)
Income tax expense	(396)	(42)	(530)	(150)

Net income (loss)	18,494	(4,398)	17,949	(40,454)
Non-cash deemed dividend to warrant holders	—	—	—	(645)

Net income (loss) attributed to common shareholders	$18,494	$(4,398)	$17,949	$(41,099)

Net income (loss) attributed to common shareholders, per share:
Basic	$0.16	$(0.04)	$0.17	$(0.44)

Diluted	$0.15	$(0.04)	$0.16	$(0.44)

Weighted-average common shares outstanding
Basic	116,641,862	97,760,835	107,737,936	92,840,401

Diluted	120,716,431	97,760,835	111,360,831	92,840,401

ORGANOGENESIS HOLDINGS INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(amounts in thousands, except share and per share data)

	Year Ended December 31,
	2020	2019	2018
Cash flows from operating activities:
Net income (loss)	$17,949	$(40,454)	$(64,831)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	3,723	3,388	3,309
Amortization of intangible assets	3,745	6,043	3,669
Non-cash interest expense	236	243	845
Deferred interest expense	2,133	1,446	249
Deferred rent expense and lease incentive obligation	1,273	882	56
Gain on settlement of deferred acquisition consideration	(2,246)	—	—
Recovery of certain notes receivable from related parties	(1,516)	—	—
Deferred tax expense	112	111	186
Loss on disposal of property and equipment	201	146	1,209
Write-off of deferred offering costs	—	—	3,494
Provision recorded for sales returns and doubtful accounts	2,441	239	1,157
Adjustment for excess and obsolete inventories	3,050	1,297	2,473
Stock-based compensation	1,661	936	1,075
Change in fair value of warrant liability	—	—	469
Loss of extinguishment of debt	—	1,862	2,095
Change in fair value of Earnout liability	203	—	—
Changes in fair value of forfeiture rights	—	—	589
Changes in operating assets and liabilities:
Accounts receivable	(18,825)	(4,691)	(7,110)
Inventory	(6,700)	(11,063)	(1,524)
Prepaid expenses and other current assets	(971)	(625)	(1,414)
Accounts payable	(635)	4,700	(60)
Accrued expenses and other current liabilities	1,443	2,942	2,354
Accrued interest-affiliate debt	—	—	(9,241)
Other liabilities	(476)	(930)	316

Net cash provided by (used in) operating activities	6,801	(33,528)	(60,635)
Cash flows from investing activities:
Purchases of property and equipment	(21,145)	(5,984)	(1,857)
Proceeds from the repayment of notes receivable from related parties	2,132	—	—
Cash paid for business acquisition	(5,820)	—	—
Acquisition of intangible asset	—	(250)	—
Proceeds from disposal of property and equipment	—	—	1

Net cash used in investing activities	(24,833)	(6,234)	(1,856)
Cash flows from financing activities:
Line of credit borrowings (repayments), net	(23,484)	7,000	8,866
Proceeds from term loan	10,000	50,000	—
Proceeds from long-term debt-affiliates	—	—	15,000
Proceeds from equity financing	64,729	50,340	92,000
Payment of equity issuance costs	(5,656)	(2,973)	(270)
Payment of recapitalization costs	—	—	(11,206)
Repayment of debt and debt issuance cost on affiliate debt	—	—	(22,680)
Repayment of notes payable	—	(17,585)	(10)
Principal repayments of capital lease obligations	(2,427)	(1,266)	(104)
Redemption of redeemable common stock placed into treasury	—	(6,762)	—
Proceeds from the exercise of stock options	2,823	269	119
Proceeds from the exercise of common stock warrants	—	628	—
Payments of deferred acquisition consideration	(3,517)	—	—
Payment of debt issuance costs	—	(924)	(177)

Net cash provided by financing activities	42,468	78,727	81,538

Change in cash and restricted cash	24,436	38,965	19,047
Cash and restricted cash, beginning of year	60,370	21,405	2,358

Cash and restricted cash, end of year	$84,806	$60,370	$21,405

Supplemental disclosure of cash flow information:
Cash paid for interest	$9,609	$8,148	$5,423
Cash paid for income taxes	$61	$49	$8
Supplemental disclosure of non-cash investing and financing activities:
Reimbursement of offering expenses included in prepaid expenses and other current assets	$1,009	$—	$—
Fair value of shares issued for business acquisition	$7,986	$—	$—
Deferred acquisition consideration and earnout liability recorded for business acquisition	$5,218	$—	$—
Fair value of shares issued in connection with investor debt settlement	$—	$—	$42,764
Fair value of shares issued in connection with settlement of investor warrants	$—	$—	$2,707
Common stock issued in exchange for APHAC shares	$—	$—	$1
Notice of put option exercise of redeemable common shares	$—	$—	$6,762
Non-cash deemed dividend related to warrant exchange	$—	$645	$—
Equity issuance costs included in accounts payable	$—	$537	$—
Purchases of property and equipment in accounts payable and accrued expenses	$2,391	$4,014	$172
Acquisition of intangible assets included in accrued expenses and other liabilities	$—	$500	$—
Equipment acquired under capital lease	$—	$1,099	$—

EBITDA and Adjusted EBITDA

Our management uses financial measures that are not in accordance with generally accepted accounting principles in the United States, or GAAP, in addition to financial measures in accordance with GAAP to evaluate our operating results. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, our reported financial results prepared in accordance with GAAP. Our management uses Adjusted EBITDA to evaluate our operating performance and trends and make planning decisions. Our management believes Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the items that we exclude. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by our management in its financial and operational decision-making.

The following table presents a reconciliation of GAAP net income (loss) to non-GAAP EBITDA and non-GAAP Adjusted EBITDA, for each of the periods presented:

	(unaudited) Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	(in thousands)		(in thousands)
Net income (loss) attributable to Organogenesis Holdings Inc.	$18,494	$(4,398)	$17,949	$(40,454)
Interest expense, net	2,888	2,604	11,279	8,996
Income tax expense	396	42	530	150
Depreciation	974	835	3,723	3,388
Amortization	1,227	1,517	3,745	6,043

EBITDA	23,979	600	37,226	(21,877)

Stock-based compensation expense	497	236	1,661	936
Restructuring charge (1)	618	—	618	—
Gain on settlement of deferred acquisition consideration (2)	—	—	(2,246)	—
Recovery of certain notes receivable from related parties (3)	(405)	—	(1,516)	—
Change in fair value of Earnout (4)	203	—	203	—
Loss on extinguishment of debt (5)	—	—	—	1,862
Exchange offer transaction costs (6)	—	—	—	916
CPN transaction costs (7)	—	—	929	—

Adjusted EBITDA	$24,892	$836	$36,875	$(18,163)

(1)	Amount reflects employee retention and other benefit-related costs related to the Company’s restructuring activities in the fourth quarter ended December 31, 2020.
(2)

Amount reflects the gain recognized related to the settlement of the deferred acquisition consideration dispute with the sellers of NuTech Medical in February 2020 as well as the settlement of the assumed legacy lawsuit from the sellers of NuTech Medical in October 2020.

(3)	Amount reflects the collection of certain notes receivable from related parties previously reserved.
(4)	Amount reflects the change in the fair value of the Earnout liability in connection with the CPN acquisition.
(5)

Amounts reflect the amount of loss recognized on the extinguishment of the Master Lease Agreement upon repayment in 2019 and the amount of loss recognized on the repayment and conversion to equity of the affiliated debt in December 2018.

(6)	Amount reflects legal, advisory, and other professional fees incurred in the quarter ended September 30, 2019 related directly to the warrant exchange transactions.
(7)	Amount reflects the legal, advisory, and other professional fees incurred in the nine months ended September 30, 2020 related directly to the CPN acquisition.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts of future events. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include statements relating to the Company’s expected revenue for fiscal 2021 and the breakdown of such revenue in both its Advanced Wound Care and Surgical & Sports Medicine categories as well as the estimated revenue contribution of its PuraPly products. Forward-looking statements with respect to the operations of the Company, strategies, prospects and other aspects of the business of the Company are based on current expectations that are subject to known and unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from expectations expressed or implied by such forward-looking statements. These factors include, but are not limited to: (1) the impact of any changes to the reimbursement levels for the Company’s products and the impact to the Company of the loss of preferred “pass through” status for PuraPly AM and PuraPly in 2020; (2) the Company faces significant and continuing competition, which could adversely affect its business, results of operations and financial condition; (3) rapid technological change could cause the Company’s products to become obsolete and if the Company does not enhance its product offerings through its research and development efforts, it may be unable to effectively compete; (4) to be commercially successful, the Company must convince physicians that its products are safe and effective alternatives to existing treatments and that its products should be used in their procedures; (5) the Company’s ability to raise funds to expand its business; (6) the Company has incurred significant losses since inception and may incur losses in the future; (7) changes in applicable laws or regulations; (8) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; (9) the Company’s ability to maintain production of Affinity in sufficient quantities to meet demand; (10) the COVID-19 pandemic and its impact, if any, on the Company’s fiscal condition and results of operations; and (11) other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) of the Company’s Form 10-K for the year ended December 31, 2020 and its subsequently filed periodic reports. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Although it may voluntarily do so from time to time, the Company undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.

About Organogenesis Holdings Inc.

Organogenesis Holdings Inc. is a leading regenerative medicine company offering a portfolio of bioactive and acellular biomaterials products in advanced wound care and surgical biologics, including orthopedics and spine. Organogenesis’s comprehensive portfolio is designed to treat a variety of patients with repair and regenerative needs. For more information, visit www.organogenesis.com.

Investor Inquiries:

Westwicke Partners

Mike Piccinino, CFA

OrganoIR@westwicke.com

443-213-0500

Press and Media Inquiries:

Organogenesis

Lori Freedman

LFreedman@organo.com